EXHIBIT 99.1

(CELSION LETTERHEAD)

NEWS RELEASE

CELSION ANNOUNCES $9.6 MILLION IN NEW CAPITAL

COLUMBIA, MD — JULY 8, 2003: CELSION CORPORATION (AMEK:CLN), announced today that it has raised a total of $5.1 million through the exercise of outstanding common stock purchase warrants since May 28, 2003 and expects to realize gross proceeds of $4.5 million in a private placement of its common stock and associated warrants in a private placement expected to close today.

The recently exercised warrants were issued at various times and had exercise prices from $0.01 to $0.625 per share, resulting in the issuance of a total of 11,915,111 new shares. The Company has also entered into definitive agreements with accredited investors to sell 5,925,325 shares of common stock and warrants to purchase 1,777,597 shares of common stock exercisable at $1.20 per share (representing 30% warrant coverage) at a price of $.77 per share and associated warrants.

The proceeds from the exercise of warrants and the pending private placement will, after the payment of transaction costs, be used to complete the commercial development and the regulatory approval process for the Company’s Microfocus® BPH 800 Microwave Urethroplasty™ System, continue clinical trials of the Company’s breast and prostate cancer treatment systems, further research for the Company’s heat-activated liposomes and Cancer Repair Inhibitor (CRI) technology and for working capital and general corporate purposes through the end of the Company’s 2004 fiscal year.

The common stock and warrants offered and sold by Celsion in the private placement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of that Act.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused-heat technology delivered by patented microwave technology.

In January 2003, Celsion entered into a strategic alliance with Boston Scientific Corporation (NYSE:BSX) in which Boston Scientific will initially distribute Celsion’s BPH product worldwide. Boston Scientific currently owns approximately 9% of Celsion’s outstanding stock.

Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, the Center for Breast Surgery at Columbia Hospital in Florida, Montefiore Medical Center, Memorial Sloan-Kettering Cancer Center in New York, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others, possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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